Exhibit 3.1

Certificate of Determination
of
Series RP Preferred Stock

of

Depomed, Inc.

(Pursuant to Section 401 of the California Corporations Code)

1.             I, John F. Hamilton, Vice President - Finance and Chief Financial Officer of Depomed, Inc., a corporation organized and existing under the Corporations Code of the State of California (the “Corporation”), in accordance with Section 401 Corporations Code of the State of California, DO HEREBY CERTIFY:

2.             That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors on April 21, 2005, adopted the following resolutions creating a series of 100,000 shares of Preferred Stock designated as Series RP Preferred Stock, none of which have been issued, and that the following resolutions are a true and correct copy of the resolutions adopted by the Board of Directors in respect of the creation of the Corporation’s Series RP Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation under its Amended and Restated Articles of Incorporation, the Board of Directors hereby creates a series of 100,000 shares of Series RP Preferred Stock, without par value, of the Corporation and hereby determines that the designation and number of shares that stock and their rights, preferences and limitations (in addition to the provisions set forth in the Amended and Restated Articles of Incorporation of the Corporation, which are applicable to preferred stock of all classes and series), shall be as set forth below:

Series RP Preferred Stock

Section 1.               Designation, Par Value and Amount.  The shares of such series shall be designated as “Series RP Preferred Stock” (hereinafter referred to as “Series RP Preferred Stock”), the shares of such series shall be without par value, and the number of shares constituting such series shall be 100,000; provided, however, that, if more than a total of 100,000 shares of Series RP Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of April 21, 2005 between the Corporation and Continental Stock Transfer and Trust Company, a New York corporation, as Rights Agent (as amended from time to time, the “Agreement”), the Board of Directors of the Corporation shall direct by resolution or resolutions that a certificate be properly executed, acknowledged and filed providing for the total number of shares of Series RP Preferred Stock authorized to be issued to be increased (to the extent that the Restated Articles of Incorporation then permits) to the largest number of whole shares of Series RP Preferred Stock (rounded up to the nearest whole number) issuable upon exercise of the Rights.

Section 2.               Dividends and Distributions

                2.1           Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series RP Preferred Stock with respect to dividends (including without limitation the Corporation’s Series A Preferred Stock), the holders of shares of Series RP Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, quarterly dividends payable in cash on the first business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series RP Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provision for adjustment set forth in Section 6.1, 1,000 times the total per share amount of any and all cash dividends, and 1,000 times the total per share amount (payable in kind) of any and all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, no par value, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series RP Preferred Stock.

                2.2           The Corporation shall declare a dividend or distribution on the Series RP Preferred Stock as provided in Section 2.1 above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series RP Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                2.3           Dividends shall begin to accrue and be cumulative on outstanding shares of Series RP Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series RP Preferred Stock, unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series RP Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series RP Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series RP Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days before the date fixed for the payment thereof.

Section 3                Voting Rights.  The holders of shares of Series RP Preferred Stock shall have the following voting rights:

                3.1           Subject to the provision for adjustment hereinafter set forth, each share of Series RP Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation.

                3.2           Except as otherwise provided herein or by law, the holders of shares of Series RP Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

Section 4.               Certain Restrictions

                4.1           Whenever quarterly dividends or other dividends or distributions payable on the Series RP Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series RP Preferred Stock outstanding shall have been paid in full, the Corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series RP Preferred Stock, (B) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series RP Preferred Stock, except dividends paid ratably on the Series RP Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled, (C) purchase or otherwise acquire for consideration (except as provided below) shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series RP Preferred Stock, provided that the Corporation may at any time purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series RP Preferred Stock, or (D) purchase or otherwise acquire for consideration any shares of Series RP Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series RP Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                4.2           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4.1, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.               Reacquired Shares.  Any shares of Series RP Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other certificate or amendment creating a series of Preferred Stock or as otherwise required by law.

Section 6.               Liquidation, Dissolution or Winding Up

                6.1           Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock (including without limitation the Corporation’s Series A Preferred Stock) ranking prior and superior to the shares of Series RP Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), if the assets available to permit payment to the holders of Series RP Preferred Stock and Common Stock pursuant to this Section 6 are:

                                (a)           less than or equal to the greater of (i) 1,000 times $35.00 per share of Series RP Preferred Stock, or (ii) 1,000 times any payments made pursuant to this Section 6 for each share of Common Stock plus an amount equal to accrued and unpaid dividends and distributions thereon whether or not declared (such greater amount is referred to as the “Series RP Liquidation Preference”), then all such assets shall be distributed ratably to the holders of shares of Series RP Preferred Stock.

                                (b)           greater than the Series RP Liquidation Preference but less than or equal to the sum of (i) the Series RP Liquidation Preference plus (ii) an amount in respect of each share of Common Stock (the “Capital Adjustment”) equal to the quotient obtained by dividing (A) the Series RP Liquidation Preference by (B) 1,000 (as appropriately adjusted as set forth in Section 6.3 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (B) being hereafter referred to as the “Adjustment Number”), then no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series RP Preferred Stock unless, prior thereto, the holders of shares of Series RP Preferred Stock shall have received per share an amount equal to the Series RP Liquidation Preference.  Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock (including without limitation the Corporation’s Series A Preferred Stock), the remaining assets available for distribution shall be distributed ratably to the holders of shares of Common Stock.

                                (c)           greater than the amount necessary to pay the Series RP Liquidation Preference in full and the Capital Adjustment in full, then all such assets shall be distributed to the holders of Series RP Preferred Stock and holders of Common Stock in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                6.2           If, in applying Section 6.1, there are some, but not sufficient, assets available to permit payment in full of the Series RP Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series RP Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series RP Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

                6.3           If the Corporation shall (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately before such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock outstanding immediately before such event.

Section 7.               Consolidation, Merger, Etc.  If the Corporation is party to any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in any such case, the shares of Series RP Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number (as appropriately adjusted as set forth in Section 6.3 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) times the total amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8.               No Redemption.  The shares of Series RP Preferred Stock shall not be redeemable.

Section 9.               Ranking.  The Series RP Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock (including without limitation the Corporation’s Series A Preferred Stock) as to the payment of dividends, the distribution of assets and other rights, unless the terms of any such other series shall provide otherwise.

Section 10.             Amendment.  The Amended and Restated Articles of Incorporation of the Corporation shall not be further amended in any manner that would materially alter or change the powers, preferences or special rights of the Series RP Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series RP Preferred Stock, voting separately as a class.

Section 11.             Fractional Shares.  Series RP Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series RP Preferred Stock.

RESOLVED FURTHER, that each officer of the Corporation be, and each of them hereby is, authorized to sign a Certificate of Determination with respect to the Series RP Preferred Stock pursuant to Section 401 of the California Corporations Code and to cause that certificate to be filed with the Secretary of State of the State of California.

IN WITNESS WHEREOF, I further declare under penalty of perjury under the laws of the state of California that the matters set forth in the foregoing certificate are true and correct of my own knowledge.

Dated  April 21, 2005

By:	/s/ John F. Hamilton
John F. Hamilton
Vice President - Finance and
Chief Financial Officer